Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-138636 on Form S-8 of Southern National Bancorp of Virginia, Inc. of our report dated March 7, 2008 appearing in this Annual Report on Form 10-K of Southern National Bancorp of Virginia, Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Louisville, Kentucky

March 18, 2008